Exhibit 15



                                   1345 Avenue of the Americas
                                   New York, NY 10105


August 14, 1996

The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, NY 11201

Gentlemen:

We are aware that The Brooklyn Union Gas Company has incorporated by reference in its Registration Statements Nos. 33-66182, 333-04863, 333-03441 and 333-06257 its Form 10-Q for the quarter ended
June 30, 1996, which includes our report dated July 24, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, our report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


ARTHUR ANDERSEN LLP